Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-157694

(Supplementing Preliminary Prospectus Supplement

dated May 10, 2010)

66,000,000 Shares

Strategic Hotels & Resorts, Inc.

Common Stock

This issuer free writing prospectus dated May 13, 2010 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 10, 2010 (including the base prospectus dated March 26, 2009 and the documents incorporated by reference therein) relating to these securities.

Terms and Conditions of the Common Stock Offering

Issuer:	Strategic Hotels & Resorts, Inc.

Symbol:	BEE

Shares offered:	66,000,000 (excluding option to purchase 9,900,000 additional shares of common stock)

Shares outstanding after offering:	141,377,509 (excluding option to purchase up to 9,900,000 additional shares of common stock)

Public offering price per share:	$ 4.60

Proceeds after deducting underwriting discounts and commissions, and before expenses:	$ 289,938,000 (excluding option to purchase up to 9,900,000 additional shares of common stock)

Closing date:	May 19, 2010

CUSIP:	86272T106

Increase in authorized shares of common stock:	In connection with the offering, the Company’s board of directors has approved an increase in the number of shares of common stock that the Company is authorized to issue from 150,000,000 to 250,000,000, and the Company’s charter will be amended accordingly prior to the closing of the offering.

Underwriters:	J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Raymond James & Associates, Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement thereto) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus in that registration statement (including the documents incorporated by reference therein) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities Inc. at (866) 803-9204, Deutsche Bank Securities Inc. at (800) 503-4611, BofA Merrill Lynch at (866) 500-5408, Citigroup Global Markets Inc. at (877) 858-5407 or Raymond James & Associates, Inc. at (800) 248-8863.

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